Exhibit 10.1
EXECUTION COPY
REPURCHASE, REPAYMENT AND SUPPORT AGREEMENT
          This REPURCHASE, REPAYMENT AND SUPPORT AGREEMENT (this “Agreement”), is dated as of December 8, 2009, by and between The Talbots, Inc., a Delaware corporation (the “Company”), BPW Acquisition Corp., a Delaware corporation (“BPW”), Aeon (U.S.A.), Inc., a Delaware corporation (“A (USA)”), and Aeon Co., Ltd., a corporation organized and existing under the laws of Japan (“A”, and, together with A (USA), “Stockholder”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement (as defined below).
W I T N E S S E T H
          WHEREAS, concurrently with the execution of this Agreement, BPW, the Company, and Tailor Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“ Merger Sub ”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement ”) pursuant to which, among other things, Merger Sub will merge with and into BPW (the “ Merger ”) and, subject to certain exceptions specified therein, each outstanding share of the common stock, par value $0.0001 per share, of BPW will be converted into the right to receive the merger consideration specified therein;
          WHEREAS, as of the date hereof, Stockholder is the record and beneficial owner, in the aggregate, of 29,921,829 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) (including any shares of Common Stock acquired by Stockholder after the execution of this Agreement, the “Owned Shares”);
          WHEREAS, as of the date hereof, A or A (USA), as applicable, is lender to the Company under each of the A Financing Agreements (as defined below); and
          WHEREAS, as a condition and inducement to the Company and BPW entering into the Merger Agreement, each of the Company and BPW has required that Stockholder agree, and Stockholder has agreed, to enter into this Agreement and (i) abide by the covenants and obligations with respect to the Owned Shares and A Financing Agreements set forth herein; (ii) sell to the Company the Owned Shares on the terms and conditions set forth herein; and (iii) take the other actions described in this Agreement, including with respect to the Debt Repayment (as defined below), on the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, including the cash being provided by BPW as a result of the Merger, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Written Consent. Simultaneously herewith, Stockholder has executed a written consent voting all of its Owned Shares to approve the Merger Agreement and all transactions contemplated thereby, including the issuance of Common Stock by the Company to BPW Stockholders thereunder (such written consent, attached hereto as Exhibit A, the “Written

Consent”). Stockholder represents and warrants that the Written Consent is valid and binding, and Stockholder shall not amend, revoke or withdraw the Written Consent in any respect.
     2. Stock Repurchase.
          2.1 Pursuant to the terms of this Agreement, Stockholder shall sell, convey, assign and transfer to the Company, and the Company shall purchase and acquire from Stockholder (the “Stock Repurchase”), all of the Owned Shares for an aggregate of one (1) million warrants to purchase shares of Common Stock of the Company on terms and conditions substantially the same as set forth in the Warrant Exchange Term Sheet attached as Exhibit G to the Merger Agreement; provided, that the exercise price of such warrants shall be the closing price of the Common Stock on the Closing Date (or, if not available on such date, the closing price on the Business Day immediately preceding the Closing Date) (the “Owned Shares Purchase Price”).
          2.2 The closing of the Stock Repurchase (the “Owned Shares Closing”) shall take place substantially contemporaneously with (and in no event later than immediately following) the Closing, at the offices of Wachtell, Lipton, Rosen & Katz. At the Owned Shares Closing, (a) the Company shall deliver to Stockholder the Owned Shares Purchase Price, and (b) Stockholder shall deliver or cause to be delivered to the Company certificates representing the Owned Shares, free and clear of any Encumbrances, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed.
     3. Debt Related Matters.
          3.1 Each of (i) A, as lender under the Loan Facility Agreement, dated as of February 25, 2009 (as amended, supplemented or otherwise modified from time to time, the “$200M Term Loan Agreement”), between the Company and A, (ii) A (USA), as lender under the Term Loan Agreement, dated as of July 15, 2008 (as amended on March 12, 2009, and as otherwise amended, supplemented or otherwise modified from time to time, the “$50M Term Loan Agreement”), between the Company and A (USA) and (iii) A, as lender under the Secured Revolving Loan Agreement, dated as of April 10, 2009 (as amended, supplemented or otherwise modified from time to time, the “$150M Revolving Credit Agreement”, and together with the $200M Term Loan Agreement and the $50M Term Loan Agreement, the “A Financing Agreements”) hereby acknowledges and agrees, solely in its capacity as a lender under the A Financing Agreement to which it is a party, that:
          (a) it hereby waives any breach, violation, default or right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any term of the applicable A Financing Agreements arising from or in connection with the entry by the Company into the Merger Agreement or any of Ancillary Agreements, and the consummation by the Company of the transactions contemplated thereby;
          (b) it hereby waives any action or other requirement provided for in the applicable A Financing Agreement which otherwise would constitute a condition precedent to the Merger, including without limitation any requirement to deliver any notice, document, certificate or opinion; and
          (c) other than any Permitted Refinancing (as defined below), during the term of this Agreement, it shall not assign, sell, transfer, tender, pledge, hypothecate, or grant, create or suffer an Encumbrance in or upon, or otherwise dispose of (including by testamentary or intestate succession or otherwise by operation of law) or convey any participation in any right, title or interest in or to the applicable A Financing Agreement, including any amounts funded by or payable to it under the applicable A Financing Agreement, any guarantees in respect of the foregoing or any proceeds of the foregoing.
          3.2 Subject to the terms and conditions provided therein, Stockholder acknowledges that between the date of this agreement and the Closing, the Company may make borrowings under the $150M Revolving Credit Agreement and shall use any such borrowings for, among any other purpose permitted by the $150M Revolving Credit Agreement, any payments of principal, interest or other amounts due with respect to any of the Third Party Credit Facilities (as defined below) during such period. The Company agrees to use the amounts available to it under the $150M Revolving Credit Agreement and other available cash to make all such required payments.
          3.3 The parties hereto agree and acknowledge that (i) the Support Letter (Financial), dated as of April 9, 2009, from A to the Company, (ii) the Letter of Support, dated as of April 9, 2009, from A to the Company (together with the document described in clause (i), as amended, replaced, supplemented or otherwise modified from time to time, the “Support Letters”), (iii) the Guaranty, dated as of February 6, 2009, made by A in favor of Mizuho Corporate Bank Ltd. with respect to a Revolving Credit Agreement dated as of December 29, 2008, (iv) the Guaranty, dated as of February 27, 2009, made by A in favor of Mizuho Corporate Bank Ltd. with respect to a Revolving Credit dated as of January 28, 2004, (v) the Guaranty, dated as of February 27, 2009, made by A in favor of Sumitomo Mitsui Banking Corporation with respect to a Revolving Credit Agreement dated as of January 25, 1994, (vi) the Guaranty, dated as of February 27, 2009, made by A in favor of Sumitomo Mitsui Banking Corporation with respect to a Revolving Credit Agreement dated as of December 30, 2008, (vii) the Guaranty, dated as of February 20, 2009, made by A in favor of The Norinchukin Bank with respect to a Revolving Credit Agreement dated as of January 25, 1994, (viii) the Guaranty, dated as of February 20, 2009, made by A in favor of The Norinchukin Bank with respect to a Revolving Credit Agreement dated as of January 2, 2009, (ix) the Guaranty, dated as of February 26, 2009, made by A in favor of The Bank of Tokyo-Mitsubishi UFJ, Ltd. with respect to a Revolving Credit Agreement dated as of February 26, 2009 and (x) the Guaranty, dated as of February 26, 2009, made by A in favor of The Bank of Tokyo-Mitsubishi UFJ, Ltd. with respect to a Credit Agreement dated as of March 28, 2007 (the letters and guaranties described in clauses (i) through (x), collectively, the “Support Agreements” and the credit facilities described in clauses (iii) through (x), together with (A) the Revolving Loan Credit Agreement, dated April 17, 2003, between the Company and Mizuho Bank and (B) the Short Term Loan Agreement, dated April 17, 2009, between the Company and Norinchukin Bank, which are currently outstanding and under which the Company is indebted, collectively, the “Third Party Credit Facilities”) are in full force and effect and shall remain in full force and effect until the earlier to occur of (1) their expiration in accordance with their terms and (2) the Repayment Closing (as defined below) provided, however, that the parties hereto agree that A and the Company may refinance, replace, or retire the Company’s obligations under $150M Revolving Credit Agreement, the Support Letters, and any other A Financing Agreement or Third Party Credit Facility (the “Permitted Refinancing”). A agrees to fulfill all of its commitments and obligations under the Support Agreements prior to the Repayment Closing.
          3.4 The parties hereto agree that, except as otherwise permitted by this Agreement, the Support Letters shall terminate and be of no further effect upon (but not prior to) the Repayment Closing.
          3.5 (a) Immediately prior to the Owned Shares Closing, the Company shall (i) repay in full all then outstanding amounts owed by the Company to A or A (USA), as applicable, under the $200M Term Loan Agreement, the $50M Term Loan Agreement, the $150M Revolving Credit Agreement and, if applicable, the Support Letters, and any agreement refinancing the foregoing (collectively, the “Debt Repayment”), in the aggregate, in immediately available funds to an account specified by Stockholder in writing; provided that A and A (USA), as applicable, shall, simultaneously with and conditioned solely upon payment of such Debt Repayment, provide the Company with a customary (in form and substance) Payoff Letter with respect to each A Financing Agreement and any amount then outstanding under any Support Agreement (collectively, the “Payoff Letters”), and such other certificates or instruments as the Company may reasonably request or as may be otherwise necessary or desirable to evidence the Debt Repayment, (ii) repay in full all then outstanding amounts owed by the Company to each applicable lender under each of the Third Party Credit Facilities (and either cause the termination or replacement of any letter of credit outstanding thereunder or enter into mutually acceptable provisions with respect to each such letter of credit (such as, by way of example, the Company providing cash collateralization or an acceptable backup letter of credit or other credit enhancement to such lender, in each case on terms and conditions acceptable to such lender and the Company) and (iii) terminate each commitment (if any) to extend credit provided for under any of the foregoing agreements (each of the foregoing repayments and terminations in this Section 3.5(a), collectively, “Repayment in Full”).
          (b) In furtherance and not in limitation of the foregoing, upon consummation of the Repayment in Full, all liens, security interests and any other similar interests, of any kind, nature, or description, whenever and however arising, which A or A (USA), as applicable, may then have in any of the assets and property, real or personal, tangible or intangible, of the Company or any of its Subsidiaries, including Encumbrances created by, arising under, or granted to A or A (USA) pursuant to any security agreement, shall terminate and be satisfied and released. Stockholder hereby agrees that upon Repayment in Full, the Company and its Representatives shall be authorized to file and/or record such Uniform Commercial Code termination statements, releases of mortgages and other release, satisfaction or discharge documents as the Company may reasonably determine to be necessary or advisable to give effect to or evidence such satisfaction and release, and Stockholder shall, where applicable, deliver, execute and/or endorse, such releases, satisfactions, discharges, terminations and other documents and instruments evidencing or effecting such satisfaction and release as may be reasonably requested from time to time by the Company.
          (c) The closing of the Repayment in Full (the “Repayment Closing”) shall take place immediately prior to the Owned Shares Closing, at the offices of Wachtell, Lipton, Rosen & Katz.

     4. Representations and Warranties. A (USA) and A, jointly and severally, hereby represent and warrant to each of BPW and the Company as follows:
          4.1 Title. A (USA) has good and valid title to the Owned Shares, free and clear of any Encumbrance, and upon the Owned Shares Closing, A (USA) will deliver good and valid title to the Owned Shares, free and clear of any Encumbrance. A or A (USA), as applicable, is the lawful owner (and will maintain at all times up to immediately prior to the Repayment Closing lawful ownership), beneficially and of record, of the loans under each of the A Financing Agreements and all other rights, title or interest in or to each of the A Financing Agreements, including any amounts funded by or payable to it under such A Financing Agreements, any guarantees in respect of the foregoing or any proceeds of the foregoing. Such loans and other rights, title and interests are (and, immediately prior to the Repayment Closing, will be) free and clear of all Encumbrances and are not (and will not be) subject to any right of setoff or recoupment, defense or counterclaim, or any adverse claim or right.
          4.2 Power; Due Authorization; Binding Agreement. Each of A (USA) and A is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Japan, respectively. Each of A (USA) and A has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation by each of A (USA) and A of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of A (USA) and A, respectively. This Agreement has been duly and validly executed and delivered by each of A (USA) and A and assuming due execution by the other parties hereto constitutes a valid and binding obligation of each of A (USA) and A, enforceable against each of A (USA) and A in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, or by principles governing the availability of equitable remedies.
          4.3 Ownership of Shares. The Owned Shares are owned beneficially by Stockholder, free and clear of any Encumbrances, and include all of the shares of Common Stock owned beneficially by Stockholder. As of the date of this Agreement, Stockholder has, and will maintain at all times up to immediately prior to the Owned Shares Closing, sole voting and dispositive power with respect to the Owned Shares and will be entitled to dispose of the Owned Shares.
          4.4 No Consents. The execution and delivery of this Agreement by each of A (USA) and A does not, and the performance of the terms of this Agreement by each of A (USA) and A will not, require either A (USA) or A to obtain any consent, approval, order, permit, license or authorization (collectively, “Consents”) under any law or any contract to which either A (USA) or A is a party or by which any of the assets or properties of either A (USA) or A is bound or make or file any requisite registration, qualification, declaration or other statement, including the pre-merger notification requirements of the HSR Act (collectively, “Filings”), with any federal, state, local or foreign government or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign or supranational (each, a “Governmental Authority”). The Owned Shares are not subject to any agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust (other than the Stockholders Agreement, dated as of November 18, 1993, by and between the Company and JUSCO (U.S.A.), Inc. (the “Stockholders Agreement”)).
          4.5 No Conflicts. The execution, delivery and performance by each of A (USA) and A of this Agreement will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of A (USA) or A, or (b) contravene, conflict with, or result in a violation or breach of any provision of any applicable law or any contract to which either A (USA) or A is a party or by which any of the assets or properties of either A (USA) or A is bound, except, in the case of this clause (b), any such contraventions, conflicts, violations or breaches, that, individually or in the aggregate, would not reasonably be expected to impair the ability of Stockholder to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.
     5. Representations and Warranties of the Company. The Company hereby represents and warrants to Stockholder as follows:
          5.1 Power; Due Authorization; Binding Agreement. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and assuming due execution by the other parties hereto constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, or by principles governing the availability of equitable remedies.
          5.2 No Consents. Except as otherwise set forth in the Merger Agreement or the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of the terms of this Agreement by the Company will not, require the Company to obtain any Consent under any law or any contract to which the Company is a party or by which any of its assets or properties is bound or make or file any Filings with any Governmental Authority except for any such Consents the failure of which to have been obtained, and such other Filings the failure of which to have been made, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

          5.3 No Conflicts. Except as otherwise set forth in the Merger Agreement or the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of the Company, or (b) contravene, conflict with, or result in a violation or breach of any provision of any applicable law or any contract to which the Company is a party or by which any of its assets or properties is bound, except, in the case of this clause (b), as has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.
     6. Representations and Warranties of BPW. BPW hereby represents and warrants to Stockholder as follows:
          6.1 Power; Due Authorization; Binding Agreement. BPW is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. BPW has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation by BPW of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of BPW. This Agreement has been duly and validly executed and delivered by BPW and assuming due execution by the other parties hereto constitutes a valid and binding obligation of BPW, enforceable against BPW in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, or by principles governing the availability of equitable remedies.
          6.2 No Consents. Except as otherwise set forth in the Merger Agreement or the BPW Disclosure Schedule, the execution and delivery of this Agreement by BPW does not, and the performance of the terms of this Agreement by BPW will not, require BPW to obtain any Consent under any law or any contract to which BPW is a party or by which any of its assets or properties is bound or make or file any Filings with any Governmental Authority except for any such Consents the failure of which to have been obtained, and such other Filings the failure of which to have been made, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of BPW to consummate the transactions contemplated by this Agreement.
          6.3 No Conflicts. Except as otherwise set forth in the Merger Agreement or the BPW Disclosure Schedule, the execution, delivery and performance by BPW of this Agreement will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of BPW, or (b) contravene, conflict with, or result in a violation or breach of any provision of any applicable law or any contract to which BPW is a party or by which any of its assets or properties is bound, except, in the case of this clause (b), as has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of BPW to consummate the transactions contemplated by this Agreement.

     7. Certain Covenants of Stockholder. The Stockholder hereby covenants and agrees with the Company and BPW as follows:
          7.1 Committee Authority. Stockholder hereby agrees that until the Expiration Date, Stockholder shall not, directly or indirectly, and shall cause its Subsidiaries and agents (including, subject to the requirements of applicable law, its representatives and designees on the Company Board) not to, take, or permit to be taken, any action with the purpose or effect of revoking, rescinding or limiting in any manner the Audit Committee authority referred to in Section 3.2(b) of the Merger Agreement.
          7.2 Restriction on Transfer. Except as contemplated by this Agreement, from the date of this Agreement and until the Expiration Date, Stockholder shall not, directly or indirectly, Transfer any of the Owned Shares. Stockholder hereby further represents, covenants and agrees that, except for this Agreement, Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Owned Shares other than the Stockholders Agreement, (b) except as contemplated by this Agreement, has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Owned Shares, (c) has not taken and shall not take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing any of its obligations under this Agreement, and (d) has not committed or agreed, and shall not commit or agree, to take any of the foregoing actions. As used in this Agreement, the term “Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or sufferage of a lien or Encumbrance in or upon, or the gift, placement in trust, or the constructive sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, constructive sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. The term “constructive sale” means a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.
          7.3 Additional Shares.  If, after the date hereof, Stockholder acquires beneficial or record ownership of any additional shares of Common Stock (any such shares, “Additional Shares”), including upon exercise of any option, warrant or right to acquire shares of Common Stock or through any stock dividend or stock split, the provisions of this Agreement applicable to the Owned Shares shall thereafter be applicable to such Additional Shares as if such Additional Shares had been Owned Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by Stockholder of beneficial or record ownership of such Additional Shares.

          7.4 Documentation and Information. Stockholder consents to and authorizes the publication and disclosure by the Company and BPW of its identity and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Merger, the Warrant Exchange Offer or any of the other transactions contemplated by the Merger Agreement and the Ancillary Agreements. Subject to the terms and conditions hereof, to the extent reasonably requested by the Company or BPW, Stockholder shall cooperate in the preparation of such disclosure documents and in providing such information regarding Stockholder and its affiliates as may be required to be included in such disclosure documents.
          7.5 Further Assurances. From time to time at the request of BPW or the Company, Stockholder and Affiliates shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate and make effective the transactions contemplated by this Agreement.
          7.6 Stockholders Agreement. Stockholder and the Company each agree that, effective upon the Owned Shares Closing, the Stockholders Agreement shall terminate and shall cease to be of any further force and effect and no party thereto will thereafter have any rights or obligations thereunder.
          7.7 Company Board. At or prior to the Owned Shares Closing, Stockholder will deliver to the Company letters of resignation from each of Tsutomu Kajita, Motoya Okada, Yoshihiro Sano and Isao Tsuruta, resigning from the Company Board.
          7.8 Waiver of Appraisal Rights. Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law.
          7.9 Trust Waiver. Stockholder hereby acknowledges that BPW is a recently organized blank check company formed for the purpose of engaging in a acquiring one or more businesses or assets (a “Transaction”). Stockholder further acknowledges that BPW’s sole assets consist of the cash proceeds of the initial public offering of BPW (the “IPO”) and private placements of its securities, and that substantially all of those proceeds have been deposited in a trust account with a third party (the “Trust Account”) for the benefit of BPW, certain of its stockholders and the underwriters of its IPO. The monies in the Trust Account may be disbursed only (i) to BPW in limited amounts from time to time (and in no event more than $4,500,000 in total) in order to permit BPW to pay its operating expenses; (ii) if BPW completes a Transaction, to certain dissenting public stockholders, to the underwriters in the amount of underwriting discounts and commissions they earned in the IPO but whose payment they have deferred, and then to BPW; and (iii) if BPW fails to complete a Transaction within the allotted time period and liquidates, subject to the terms of the agreement governing the Trust Account, to BPW in limited amounts to permit BPW to pay the costs and expenses of its liquidation and dissolution, and then to BPW’s public stockholders (as such term is defined in the agreement governing the Trust Account). For and in consideration of BPW’s agreement to enter into this Agreement, the Merger Agreement and the other Ancillary Agreements, A (USA), A and each of their respective stockholders hereby waive any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agree not to seek recourse (whether directly or indirectly) against the Trust Account or any funds distributed therefrom (except amounts released to BPW as described in clause (i) above) as a result of, or arising out of, any claims against BPW or otherwise arising under this Agreement or otherwise.

          7.10 Indemnification and Insurance.
          (a) From and after the Effective Time, the Company shall provide exculpation and indemnification for each Person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, or director of the Company, (the “Indemnified Parties”) which is at least as favorable to such persons as the exculpation and indemnification provided to the Indemnified Parties by the Company immediately prior to the Effective Time in their respective Organizational Documents, as in effect on the date hereof; provided, that such exculpation and indemnification covers actions on or prior to the Effective Time, including all transactions contemplated by this Agreement, the Merger Agreement, and the Ancillary Agreement.
          (b) In addition to the rights provided in Section 7.10(a), in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any action by or on behalf of any or all security holders of the Company or BPW, or any Subsidiary of the Company, or by or in the right of the Company or BPW, or any Subsidiary of the Company, or any claim, action, suit, proceeding or investigation (collectively, for this Section 7.10, “Claims”) in which any Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was an officer or director of the Company or any action or omission or alleged action or omission by such Person in his capacity as an officer or director, or (ii) this Agreement, the Merger Agreement, and the Ancillary Agreements and the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the Company and the Surviving Company (the “Indemnifying Parties”) shall from and after the Effective Time jointly and severally indemnify and hold harmless the Indemnified Parties from and against any losses, claims, liabilities, expenses (including reasonable attorneys’ fees and expenses), judgments, fines or amounts paid in settlement arising out of or relating to any such Claims. The Company, the Surviving Company and the Indemnified Parties hereby agree to use their reasonable best efforts to cooperate in the defense of such Claims. In connection with any such Claim, the Indemnified Parties shall have the right to select and retain one counsel, at the cost of the Indemnifying Parties, subject to the consent of the Indemnifying Parties (which consent shall not be unreasonably withheld or delayed) and more than one counsel if, in the opinion of such counsel, the interests of such Indemnified Parties with respect to such Claim diverge or could be reasonably expected to diverge. In addition, after the Effective Time, in the event of any such threatened or actual Claim, the Indemnifying Parties shall promptly pay and advance reasonable expenses and costs incurred by each Indemnified Person as they become due and payable in advance of the final disposition of the Claim to the fullest extent and in the manner permitted by law. Notwithstanding the foregoing, the Indemnifying Parties shall not be obligated to advance any expenses or costs prior to receipt of an undertaking by or on behalf of the Indemnified Party, such undertaking to be accepted without regard to the creditworthiness of the Indemnified Party, to repay any expenses advanced if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified against such expense. Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Parties (i) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld or delayed), and (ii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. In the event of a final and non-appealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnified Party shall promptly refund to the Indemnifying Parties the amount of all such expenses theretofore advanced pursuant hereto. Any Indemnified Party wishing to claim indemnification under this Section 7.10, upon learning of any such Claim, shall promptly notify the Indemnifying Parties of such Claim and the relevant facts and circumstances with respect thereto; provided, however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Parties except to the extent such failure to notify actually prejudices the Indemnifying Parties’ ability to defend such Claim.
          (c) For six (6) years after the Effective Time, the Company shall, or shall cause the Surviving Company to, maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy, on terms with respect to such coverage and amount no less favorable in the aggregate to the Company’s directors and officers, as the case may be, currently covered by such insurance than those of such policy in effect on the date of this Agreement (provided, that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous); provided that, in satisfying such obligation, none of the Company or any of its Subsidiaries shall be obligated to pay premiums per annum in excess of 300% of the aggregate amount per annum that the Company paid for such coverage in its last full fiscal year prior to the date hereof; provided, further that, in the event that the aggregate premiums for maintaining such insurance for the benefit of the persons currently covered by the Company’s officers and directors insurance policy under this Section 7.10(c) are in excess of 300% of the aggregate amount per annum, then the Company shall only be obligated to maintain such insurance coverage as is reasonably available for such amount.
          (d) This Section 7.10 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties and their successors, assigns and heirs and shall be binding on all successors and assigns of the Company, including the Surviving Company. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.10 and the Company acknowledges and agrees that each Indemnified Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision in this Section 7.10.
     8. Conditions Precedent to the Stock Repurchase and Debt Repayment.
          8.1 The obligations of the Company to consummate the Stock Repurchase and the Debt Repayment shall be subject to the satisfaction of the following conditions:
          (a) the representations and warranties of Stockholder in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the date of the Owned Shares Closing;

          (b) Stockholder shall have complied in all material respects with the agreements on its part to be performed under this Agreement at or prior to the date of the Owned Shares Closing;
          (c) the Company and/or its Subsidiaries shall obtained the Financing;
          (d) the Company shall have received (or is receiving substantially simultaneously with the consummation of the Debt Repayment) the Payoff Letters.
          (e) the Closing shall have been consummated (or is being consummated substantially simultaneously with the consummation of the date of the Owned Shares Closing and the Repayment Closing) in accordance with the terms and conditions of the Merger Agreement.
          8.2 The obligations of Stockholder to consummate the Stock Repurchase and the Debt Repayment shall be subject to the satisfaction of the following condition:
          (a)  the representations and warranties of the Company and BPW in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the date of the Owned Shares Closing.
          8.3 The obligations of Stockholder to consummate the Stock Repurchase is further subject to consummation of the Repayment in Full.
     9. Miscellaneous.
          9.1 Termination of this Agreement. This Agreement shall remain in effect until the earliest to occur of (a) the amendment or waiver of any provision of the Merger Agreement in a manner that is adverse in any material respect to Stockholder, or the amendment of the Exchange Ratio, in each case taken without the prior consent of Stockholder, (b) the consummation of each of the Owned Shares Closing and the Repayment Closing and, (c) the termination of the Merger Agreement in accordance with its terms and (d) April 17, 2010 (such earliest date, the “Expiration Date”); provided that the provisions of Sections 7.9, 7.10 and this Article IX of this Agreement shall survive any termination of this Agreement indefinitely. Nothing in this Section 9.1 and no termination of this Agreement shall relieve any party hereto from any liability or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or willful breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.
          9.2 Entire Agreement; No Third Party Beneficiaries. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way. Other than the Indemnified Parties, this Agreement is not intended to confer upon any person not a party to this Agreement any rights or remedies hereunder; provided however, that BPW may rely upon Section 7.9.

          9.3 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties to this Agreement.
          9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to BPW:
BPW Acquisition Corp.
767 Fifth Avenue
New York, New York 10153
Attention: Arjay Jensen
Fax No.: (212) 287-3201
with a copy to (which copy shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Matthew M. Guest, Esq.
Fax No.: (212) 403-2000
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attention: Bruce S. Mendelsohn, Esq.
                 Mark Zvonkovic, Esq.
Fax No.: (212) 872-1002
If to the Company:
The Talbots, Inc.
One Talbots Drive
Hingham, Massachusetts 02043
Attention: General Counsel
Fax No.: (914) 934-9136
with a copy to (which copy shall not constitute notice):
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
Attention: Morton A. Pierce, Esq.
                  Ivan Presant, Esq.
Fax No.: (212) 259-6333

If to Stockholder:
AEON CO., LTD.
5-1, 1-chome, Nakase
Mihama-ku, Chiba-shi
Chiba, 261-8515 Japan
Telephone: +81 4 3212-6089
FAX: +81 4 3212-6813
EMAIL:  h_wakabaya@aeon.biz
Attention:  International Division
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
Tokyo-to Minato-ku Roppongi 1-6-1
Japan 106-6021
Telephone: +81 3 3658-2600
FAX: +81 3 3658-2626
EMAIL: mitsuhiro.kamiya@skadden.com
Attention: Mitsuhiro Kamiya, Esq.
          9.5 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
          (a) This Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware without regard, to the fullest extent permitted by law, to the conflicts of laws provisions thereof which might result in the application of the laws of any other jurisdiction.
          (b) Each party irrevocably submits to the exclusive jurisdiction of (i) the state courts of the State of Delaware and (ii) the United States District Court for the State of Delaware for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement, any documents referred to in this Agreement or any transaction contemplated hereby or thereby. Each party agrees to commence any action, suit or proceeding relating hereto only in either such court. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any documents referred to in this Agreement or any transaction contemplated hereby or thereby in (A) the state court of the State of Delaware, or (B) the United States District Court for the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 9.5 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 9.5 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 9.5. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (c) Each of the parties hereto hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this Agreement, any documents referred to in this Agreement or any transaction contemplated hereby or thereby.
          9.6 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and conditions hereof in any Action instituted in any court of the United States or any state having competent jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity.
          9.7 No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.7 shall be null and void.
          9.8 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
          9.9 Interpretation.
          (a) Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and “without limitation” and (d) references to “hereunder” or “herein” relate to this Agreement. Section, subsection, Schedule, Appendix and Exhibit references are to this Agreement unless otherwise specified. Capitalized terms set forth in the Exhibits, Appendices and Schedules attached hereto shall have the same meanings as set forth in this Agreement, unless defined otherwise in such Exhibit, Appendix or Schedule.
          (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing this Agreement to be drafted.
          9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the major economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
          9.11 Stockholder Capacity. Stockholder is entering into this Agreement only in its capacity as a stockholder of the Company, and nothing herein shall prevent any Representative of Stockholder from discharging his or her fiduciary duties as a member of the Company Board.
          9.12 Expenses. Except as otherwise provided in the Merger Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses.
          9.13 Several Liability. The Company shall not be responsible to BPW for a breach by Stockholder hereunder and Stockholder shall not be responsible to BPW for a breach by the Company hereunder.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

THE TALBOTS, INC.
By:	/s/ Michael Scarpa
Michael Scarpa
Chief Operating Officer, Chief Financial Officer and Treasurer

BPW ACQUISITION CORP.
By:	/s/ Gary S. Barancik
Gary S. Barancik
Chief Executive Officer

AEON (U.S.A.), INC.
By:	/s/ Tsutomu Kajita
Tsutomu Kajita
President

AEON CO., LTD.
By: